Exhibit 99.1
PRESS RELEASE
REINSURANCE GROUP OF AMERICA REPORTS FOURTH-QUARTER RESULTS
•	Fourth-quarter earnings per diluted share: net income $2.62; operating income* $2.15

•	Premiums up 13 percent to $1.8 billion for the quarter

•	Full-year operating return on equity* 13 percent

•	Five-year average operating return on equity* 13 percent
ST. LOUIS, January 31, 2011 — Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, reported fourth-quarter net income of $196.7 million, or $2.62 per diluted share, compared to $112.4 million, or $1.52 per diluted share in the prior-year quarter. Operating income* totaled $161.4 million, or $2.15 per diluted share, compared to $125.8 million, or $1.70 per diluted share in the year-ago quarter. Operating income per diluted share increased 26 percent over the year-ago quarter.

	Quarterly Results		Full-Year Results
($ in thousands, except per share data)	2010	2009	2010	2009
Net premiums	$1,801,899	$1,598,754	$6,659,680	$5,725,161
Net income	196,712	112,409	574,402	407,086
Net income per diluted share	2.62	1.52	7.69	5.55
Operating income*	161,419	125,833	504,029	438,321
Operating income per diluted share*	2.15	1.70	6.75	5.98
Book value per share	68.71	52.99
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	56.34	48.89
Total assets	29,081,908	25,249,501

*	See ‘Use of Non-GAAP Financial Measures’ below
Net income for the year increased 41 percent to $574.4 million, or $7.69 per diluted share, from $407.1 million, or $5.55 per diluted share, in 2009. Operating income* rose 15 percent and totaled $504.0 million, or $6.75 per diluted share, compared with $438.3 million, or $5.98 per diluted share, the year before. Foreign currency fluctuations benefited year-to-date operating income per diluted share by $0.16. In particular, Canadian dollar appreciation versus the U.S. dollar increased consolidated after-tax operating income by $7.6 million, or $0.10 per diluted share, for the year. Net premiums increased $934.5 million, or 16 percent, and net investment income rose $116.2 million, or 10 percent, compared to 2009. Net premiums for the group reinsurance business acquired at the beginning of 2010 totaled $301.4 million.
For the quarter, consolidated net premiums were up 13 percent, to $1,801.9 million, including $73.8 million from the group reinsurance business. Holding foreign exchange rates constant, premiums rose 11 percent. Investment income increased 13 percent to $355.2 million from $315.2 million in the year-earlier quarter, with average investment yields of 5.43 percent and 5.85 percent, respectively. Excluding the change in fair value of option contracts supporting equity-indexed annuities, investment income increased $23.1 million, or 8 percent, to 310.1 million, primarily due to a larger relative asset base. Net foreign currency fluctuations contributed less than $1.0 million, after taxes, to fourth-quarter operating income.
In mid-December, as part of overall tax legislation, Congress passed an extension of the active financing exception legislation. As a result, the company recorded a cumulative reduction to the income tax provision of $14.9 million, or $0.20 per diluted share lowering the effective tax rate for the fourth quarter.
A. Greig Woodring, president and chief executive officer, commented, “We are pleased with our results for the fourth quarter and 2010 overall. For 2010, we posted double digit growth in net premiums and operating income per share. Claims experience was in line with expectations on a consolidated basis. Book value per share increased 30 percent for the year, reflecting strong net income and improved market conditions. Investment impairments were significantly reduced from 2009 levels.
“Our annualized operating return on equity was 16 percent for the quarter and 13 percent for the year, the fifth consecutive year in which we have reported a return of at least 13 percent. RGA is well capitalized and we continually evaluate business opportunities and capital management strategies while aiming to provide optimal long-term value to our shareholders. We are well-positioned in all major life reinsurance markets and continue to strive to meet our clients’ needs across the globe.”
SEGMENT RESULTS
U.S.
The U.S. Traditional sub-segment reported pre-tax net income of $113.3 million for the quarter compared with $74.3 million in the prior year. Pre-tax operating income increased to $107.1 million from $82.1 million the year before, when higher-than-expected claims hampered results. Current-quarter mortality experience was better-than-expected. Net premiums exceeded $1.0 billion, including $70.4 million from the U.S. group reinsurance business, and increased 10 percent compared with the prior-year quarter. For 2010, net premiums increased 14 percent to $3,776.0 million, including $286.6 million from the U.S. group reinsurance business.
The U.S. Asset Intensive business reported pre-tax income of $56.4 million compared with $6.3 million a year ago. The increase was primarily due to market-driven changes in the fair values of various free-standing and embedded derivatives. Excluding the impact of those derivatives, pre-tax operating income increased to $20.0 million from $13.9 million a year ago. Strong equity market performance and a $3.8 million recapture fee contributed to the improvements.
Canada
Canadian operations reported pre-tax net income of $36.2 million, compared with $45.8 million in the fourth quarter of 2009. Pre-tax operating income was very strong and totaled $36.6 million, an increase of 19 percent over last year’s $30.7 million, reflecting favorable mortality experience. Foreign currency fluctuations benefited pre-tax operating income by approximately $1.9 million. On a Canadian dollar basis, net premiums increased 17 percent. On a U.S. dollar basis, net premiums were up 22 percent, to $205.9 million from $168.5 million last year. For the year, net premiums were up 18 percent on a Canadian dollar basis.

Asia Pacific
Asia Pacific reported pre-tax net income of $10.1 million compared with $23.5 million in the fourth quarter of 2009. Pre-tax operating income decreased to $8.1 million from $24.8 million a year ago, primarily attributable to higher-than-expected group disability claims in Australia. Net premiums increased to $322.5 million from $283.4 million in the prior year, with strong production in Australia and Japan, and also benefited by approximately $21.0 million due to foreign currency fluctuations. For the year, net premiums were up 14 percent on a U.S. dollar basis and 3 percent on an original currency basis.
Europe & South Africa
Europe & South Africa’s fourth-quarter pre-tax net income increased to $35.4 million from $24.5 million in the year-ago quarter. Pre-tax operating income increased to $36.4 million from $23.9 million last year due to favorable claims experience across all markets in this segment. Net premiums were up to $258.0 million from $224.5 million in the prior-year quarter, primarily due to strong production in the UK and several other European markets. Foreign currency exchange rates had adverse effects totaling $5.5 million and $0.7 million on net premiums and pre-tax operating income, respectively. For the year, net premiums were up 17 percent on a U.S. dollar basis and 18 percent on an original currency basis.
Corporate and Other
Corporate and Other reported pre-tax net income of $18.4 million and pre-tax operating income of $7.3 million for the quarter. Results from this segment include investment income and realized gains and losses associated with unallocated assets, debt servicing costs and other corporate-related activities.
2011 Guidance
Management projects 2011 operating income per diluted share to be within a range of $6.70 to $7.30. This guidance assumes an expected level of death claims, which are prone to normal short-term statistical fluctuations that can significantly affect results on quarterly and annual bases. Additionally, the guidance reflects approximately $0.20 per diluted share negative impact due to lower anticipated investment yields in 2011. On a U.S. dollar basis, the company expects consolidated net premiums to increase by approximately 8 percent to 10 percent.
Dividend Declaration
The company’s board of directors declared a regular quarterly dividend of $0.12, payable February 28 to shareholders of record as of February 9.
Earnings Conference Call
A conference call to discuss fourth-quarter results will begin at 9 a.m. Eastern Time on Tuesday, February 1. Interested parties may access the call by dialing 877-627-6581 (domestic) or 719-325-4836 (international). The access code is 4247736. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through February 8 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 4247736.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.
Use of Non-GAAP Financial Measures
RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.
Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.
Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.
About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.5 trillion of life reinsurance in force, and assets of $29.1 billion.
Cautionary Statement Regarding Forward-looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) regulatory action that may be taken by state Departments of Insurance with respect to us, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2009 Form 10-K.

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2010	2009	2010	2009
GAAP net income	$196,712	$112,409	$574,402	$407,086
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	59,317	41,347	(50,810)	194,725
Capital (gains) losses on funds withheld:
Included in investment income	(5,356)	—	(13,276)	—
Included in policy acquisition costs and other insurance expenses	515	—	1,588	—
Embedded derivatives:
Included in investment related (gains) losses, net	(107,243)	(31,946)	(85,467)	(215,209)
Included in interest credited	(16,732)	8,166	6,433	(8,828)
Included in policy acquisition costs and other insurance expenses	1,955	(521)	368	1,587
DAC offset, net	32,251	(3,622)	70,791	84,229
Gain on debt repurchase	—	—	—	(25,269)

Operating income	$161,419	$125,833	$504,029	$438,321

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2010	2009	2010	2009
Income before income taxes	$275,257	$160,165	$863,817	$592,345
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	91,401	65,676	(76,672)	303,398
Capital (gains) losses on funds withheld:
Included in investment income	(8,240)	—	(20,424)	—
Included in policy acquisition costs and other insurance expenses	793	—	2,443	—
Embedded derivatives:
Included in investment related (gains) losses, net	(164,989)	(49,148)	(131,488)	(331,091)
Included in interest credited	(25,741)	12,563	9,897	(13,581)
Included in policy acquisition costs and other insurance expenses	3,008	(801)	566	2,442
DAC offset, net	49,618	(5,572)	108,909	129,583
Gain on debt repurchase	—	—	—	(38,875)

Pre-tax operating income	$221,107	$182,883	$757,048	$644,221

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended December 31, 2010
		Capital	Change in
		(gains) losses,	value of		Pre-tax
	Pre-tax net	derivatives	embedded		operating
(Unaudited)	income	and other, net	derivatives, net		income
U.S. Operations:
Traditional	$113,341	$(6,246)	$—		$107,095
Asset Intensive	56,361	13,303 (1)	(49,683	)(2)	19,981
Financial Reinsurance	5,555	23	—		5,578

Total U.S.	175,257	7,080	(49,683)		132,654
Canada Operations	36,189	454	—		36,643
Europe & South Africa	35,357	1,030	—		36,387
Asia Pacific Operations	10,071	(1,949)	—		8,122
Corporate and Other	18,383	(11,082)	—		7,301

Consolidated	$275,257	$(4,467)	$(49,683)		$221,107

(1)	Asset Intensive is net of $(88,421) DAC offset.

(2)	Asset Intensive is net of $138,039 DAC offset.

	Three Months Ended December 31, 2009
		Capital	Change in
	Pre-tax net	(gains) losses,	value of		Pre-tax
	income	derivatives	embedded		operating
(Unaudited)	(loss)	and other, net	derivatives, net		income
U.S. Operations:
Traditional	$74,303	$7,842	$—		$82,145
Asset Intensive	6,288	12,308 (1)	(4,727	)(2)	13,869
Financial Reinsurance	4,646	(26)	—		4,620

Total U.S.	85,237	20,124	(4,727)		100,634
Canada Operations	45,788	(15,053)	—		30,735
Europe & South Africa	24,462	(576)	—		23,886
Asia Pacific Operations	23,528	1,269	—		24,797
Corporate and Other	(18,850)	21,681	—		2,831

Consolidated	$160,165	$27,445	$(4,727)		$182,883

(1)	Asset Intensive is net of $(38,231) DAC offset.

(2)	Asset Intensive is net of $32,659 DAC offset.

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

	Twelve Months Ended December 31, 2010
		Capital		Change in
		(gains) losses,		value of		Pre-tax
	Pre-tax net	derivatives		embedded		operating
(Unaudited)	income	and other, net		derivatives, net		income
U.S. Operations:
Traditional	$390,055	$(24,824)		$—		$365,231
Asset Intensive	131,878	(34,881	)(1)	(30,711	)(2)	66,286
Financial Reinsurance	17,457	86		—		17,543

Total U.S.	539,390	(59,619)		(30,711)		449,060
Canada Operations	122,378	(8,747)		—		113,631
Europe & South Africa	85,834	(2,584)		—		83,250
Asia Pacific Operations	88,760	(5,000)		—		83,760
Corporate and Other	27,455	(108)		—		27,347

Consolidated	$863,817	$(76,058)		$(30,711)		$757,048

(1)	Asset Intensive is net of $18,595 DAC offset.

(2)	Asset Intensive is net of $90,314 DAC offset.

	Twelve Months Ended December 31, 2009
		Capital		Change in
		(gains) losses,		value of		Gain on	Pre-tax
	Pre-tax net	derivatives		embedded		debt	operating
(Unaudited)	income	and other, net		derivatives, net		repurchase	income
U.S. Operations:
Traditional	$255,723	$83,884		$—		$—	$339,607
Asset Intensive	37,085	(12,674	)(1)	21,432	(2)	—	45,843
Financial Reinsurance	15,910	(98)		—		—	15,812

Total U.S.	308,718	71,112		21,432		—	401,262
Canada Operations	106,335	(18,458)		—		—	87,877
Europe & South Africa	52,341	(1,252)		—		—	51,089
Asia Pacific Operations	83,546	1,027		—		—	84,573
Corporate and Other	41,405	16,890		—		(38,875)	19,420

Consolidated	$592,345	$69,319		$21,432		$(38,875)	$644,221

(1)	Asset Intensive is net of $(234,079) DAC offset.

(2)	Asset Intensive is net of $363,662 DAC offset.

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2010	2009	2010	2009
Diluted earnings per share from operating income	$2.15	$1.70	$6.75	$5.98

Earnings per share from net income:
Basic earnings per share	$2.68	$1.54	$7.85	$5.59
Diluted earnings per share	$2.62	$1.52	$7.69	$5.55

Weighted average number of common and common equivalent shares outstanding	75,052	74,195	74,694	73,327

	At or for the Twelve Months
	Ended December 31,
(Unaudited)	2010	2009
Treasury shares	—	374
Common shares outstanding	73,363	72,990
Book value per share outstanding	$68.71	$52.99
Book value per share outstanding, before impact of AOCI	$56.34	$48.89

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2010	2009	2010	2009
Revenues:
Net premiums	$1,801,899	$1,598,754	$6,659,680	$5,725,161
Investment income, net of related expenses	355,227	315,159	1,238,660	1,122,462
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(16,097)	(40,552)	(31,920)	(128,834)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	(186)	3,910	2,045	16,045
Other investment related gains (losses), net	90,916	22,505	241,905	146,937

Total investment related gains (losses), net	74,633	(14,137)	212,030	34,148
Other revenue	42,370	44,059	151,360	185,051

Total revenues	2,274,129	1,943,835	8,261,730	7,066,822

Benefits and expenses:
Claims and other policy benefits	1,470,845	1,370,175	5,547,155	4,819,426
Interest credited	79,103	128,779	309,982	323,738
Policy acquisition costs and other insurance expenses	319,444	179,333	1,079,953	958,326
Other operating expenses	102,216	80,532	361,971	294,779
Interest expense	25,215	22,985	90,996	69,940
Collateral finance facility expense	2,049	1,866	7,856	8,268

Total benefits and expenses	1,998,872	1,783,670	7,397,913	6,474,477

Income before income taxes	275,257	160,165	863,817	592,345
Income tax expense	78,545	47,756	289,415	185,259

Net income	$196,712	$112,409	$574,402	$407,086

Investor Contact
Jack B. Lay
Senior Executive Vice President and Chief Financial Officer
(636) 736-7000